Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Common Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated July 1, 2016, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Common Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

CERES, INC.

at

$0.40 Per Share, Net in Cash

by

ROMAN MERGER SUB, INC.

a wholly owned subsidiary

of

LAND O’LAKES, INC.

Roman Merger Sub, Inc., a Delaware corporation (“Purchaser”), a wholly owned subsidiary of Land O’Lakes, Inc., a Minnesota cooperative corporation (“Parent”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Shares”), of Ceres, Inc., a Delaware corporation (the “Company”), at a purchase price of $0.40 per Common Share (the “Common Offer Price”), net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 1, 2016, and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). Stockholders of record who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as may be set forth in the Letter of Transmittal, transfer taxes on the purchase of Common Shares by Purchaser pursuant to the Offer. Stockholders who hold their Common Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK

CITY TIME, AT THE END OF FRIDAY, JULY 29, 2016, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 16, 2016 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that, following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly owned, direct subsidiary of Parent. In the Merger, each Common Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Common Shares held by the Company as treasury stock, by any subsidiary of the Company or Common Shares irrevocably accepted by Purchaser for purchase in the Offer and (ii) Common Shares held by stockholders who properly exercise appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”)) will automatically be cancelled and converted into the right to receive an amount in cash equal to the Common Offer Price, without interest thereon and subject to any required tax withholding. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for Common Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to, among other conditions set forth in Section 15 of the Offer to Purchase, the Minimum Condition (as defined in the Offer to Purchase), which is summarized below. In addition, Purchaser will not be required to accept for payment and, subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), will not be obligated to pay for, and may delay the acceptance for payment of or payment for, any Common Shares validly tendered (and not withdrawn) pursuant to the Offer in the event that (i) a Company Material Adverse Effect (as defined in Section 11of the Offer to Purchase) has occurred; (ii) certain of the Company’s representations and warranties regarding its capitalization are not accurate (other than for de minimis inaccuracies) as of the date of the Merger Agreement or immediately prior to the scheduled expiration of the Offer; (iii) certain of the Company’s representations and warranties regarding its capitalization, its corporate authority to enter into, and due authorization of, the Merger Agreement, finders and brokers and the inapplicability of takeover laws are not accurate, in all material respects, as of the date of the Merger Agreement or immediately prior to the scheduled expiration of the Offer; (iv) any the Company’s other representations or warranties in the Merger Agreement are not accurate as of the date of the Merger Agreement or immediately prior to the scheduled expiration of the Offer such that it causes a Company Material Adverse Effect; or (v) the Company has not performed or complied, in all material respects, any of its covenants or obligations that the Company is required to comply with or to perform under the Merger Agreement prior to the scheduled expiration of the Offer.

The Minimum Condition requires that there shall be validly tendered (and not validly withdrawn) by 12:00 midnight, New York City time, at the end of the Expiration Date (as defined below), a number of Common Shares (excluding Common Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in full settlement or satisfaction of such guarantee) that, when added to the Common Shares then owned by Purchaser, would represent one Common Share more than one half of all Common Shares outstanding immediately prior to the first time as of which Purchaser irrevocably accepts any Common Shares for payment pursuant to the Offer (the “Offer Acceptance Time”) (for the avoidance of doubt, including in the number of Common Shares outstanding immediately prior to the Offer Acceptance Time to the extent that the Company has received a valid notice of conversion or exercise with respect to any outstanding preferred shares, warrants or options prior to the Offer Acceptance Time, the Common Shares issuable upon conversion of such preferred shares, warrants or options).

The term “Expiration Date” means Friday, July 29, 2016, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date.

The Board of Directors of the Company (the “Company Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the Company’s stockholders; and (ii) approved and declared advisable the Merger Agreement and transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL. The Company Board unanimously recommends that the holders of Common Shares accept the Offer and tender their Common Shares to Purchaser pursuant to the Offer.

The Merger Agreement provides that (i) if, as of the scheduled Expiration Date, any Offer Condition is not then satisfied and has not been waived, Purchaser shall extend the Offer on one or more occasions, for successive periods of up to 10 business days, or such other period as may be agreed by Parent and the Company, to permit such Offer Condition to be satisfied and (ii) Purchaser shall extend the Offer from time to time for any minimum period required by law, interpretation or position of the SEC or its staff or NASDAQ or its staff applicable to the Offer;. The Merger Agreement provides that Purchaser will neither be permitted nor required to extend the Offer to a date later than the End Date. The “End Date” means September 14, 2016, as provided in the Merger Agreement.

If the Offer is consummated, Purchaser does not anticipate seeking the approval of the Company’s remaining stockholders before effecting the Merger. The Merger will be completed under Section 251(h) of the DGCL or under Section 253 of the DGCL, neither of which sections of the DGCL require a vote or further action by stockholders.

The Merger Agreement provides that, without the prior written consent of the Company, Purchaser may not: (i) decrease the Common Offer Price; (ii) change the form of consideration payable in the Offer; (iii) decrease the maximum number of Common Shares subject to the Offer; (iv) impose conditions to the Offer in addition to the Offer Conditions; (v) amend, modify or supplement any of the Offer Conditions; (vi) amend or modify the Minimum Condition; or (vii) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement.

Except as set forth above, and subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive (in whole or in part) any Offer Condition at any time and from time to time, to increase the Common Offer Price or to make any other changes in the terms and conditions of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. Without limiting the manner in which Parent or Purchaser may choose to make any public announcement, Parent and Purchaser currently intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Common Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Common Shares accepted for payment pursuant to the Offer will be made by deposit of the Common Offer Price for such Common Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Parent and Purchaser and transmitting such payments to tendering stockholders whose Common Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Common Shares or is unable to accept Common Shares for payment pursuant to the Offer for any reason, then, without prejudice to Parent’s or Purchaser’s rights under the Offer, the Depositary may retain tendered Common Shares on Purchaser’s behalf, and such Common Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Parent or Purchaser pay interest on the Common Offer Price for Common Shares, regardless of any extension of the Offer or any delay in making such payment.

In all cases, Purchaser will pay for Common Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Common Shares (the “Common Share Certificates”) or timely confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase and (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees and any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase) in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when Common Share Certificates or Book-Entry Confirmations with respect to Common Shares are actually received by the Depositary.

Common Shares tendered pursuant to the Offer may be withdrawn at any time prior to the scheduled expiration of the Offer. Thereafter, tenders are irrevocable, except that Common Shares tendered may also be withdrawn after the date that is 60 days after the date of the Offer to Purchase, unless Purchaser has already accepted them for payment. For a withdrawal of Common Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name in which the Common Share Certificates are registered, if different from that of the person who tendered such Common Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Common Shares have been tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Common Shares. If Common Share Certificates representing the Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Common Share Certificates, the name of the registered owner and the serial numbers shown on such Common Share Certificates must also be furnished to the Depositary. Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Common Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, D.F. King & Co., Inc. (the “Information Agent”) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Common Shares may not be rescinded and any Common Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Common Shares may, however, be retendered by following one of the procedures for tendering Common Shares described in Section 3 of the Offer to Purchase at any time prior to the scheduled expiration of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Common Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Common Shares whose names appear on the Company’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Common Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash for Common Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See Section 5 of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. None of Parent or Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Common Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street – 22nd Floor

New York, NY 10005

Banks and Brokers, Call: (212) 269-5550

All Others Call Toll-Free: (866) 796-6867

Email: ceres@dfking.com

July 1, 2016

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